Exhibit 99.1

Contact:

Michael J. Culotta

Executive Vice President and Chief Financial Officer

(502) 627-7475

PHARMERICA ACQUIRES

INTEGRITY PHARMACY SERVICES

LOUISVILLE, Kentucky (January 4, 2010) – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy and hospital pharmacy management services, announced today that effective December 31, 2009, it has acquired Integrity Pharmacy Services for cash. Integrity has operations in Florida, Massachusetts and Pennsylvania and generates approximately $60 million in annual revenues. This transaction is expected to be accretive to the Company in 2010.

In commenting on the transaction, Gregory S. Weishar, PharMerica Corporation’s Chief Executive Officer, said, “Consistent with our growth strategy, we are pleased to have completed this acquisition in 2009. Our acquisition pipeline continues to grow, and we are confident our overall growth strategy will provide shareholder returns.”

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 41 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

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